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                                                      Press Release


                                          Contact:    Martha A. Buckley
                                                      Foamex International Inc.
                                                      (610) 859-2952

FOR IMMEDIATE RELEASE


                 FOAMEX ANNOUNCES ADJOURNMENT OF ANNUAL MEETING


LINWOOD, PENNSYLVANIA, June 28, 2001 - Foamex International Inc. (Nasdaq: FMXI), the leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, announced today that Pricewaterhouse Coopers LLP, its independent accountant, advised the company this evening that it resigned, effective immediately. Since the ratification of PricewaterhouseCoopers as Foamex's independent accountant for the year ending December 31, 2001 was to have been considered at the Annual Meeting of Foamex's Stockholders, to be held June 29 at 10:00 a.m., Foamex will adjourn its Annual Meeting until July 27, 2001 in order to file with the Securities and Exchange Commission information required by Form 8-K pursuant to the Securities Exchange Act of 1934 and to distribute a proxy supplement to stockholders.

Foamex has been informed by PricewaterhouseCoopers that its resignation does not affect its report on the Company's financial statements for the year 2000. The Audit Committee of Foamex's Board of Directors expects to select a new independent accounting firm as soon as possible.

Foamex, headquartered in Linwood, Pennsylvania, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, electronics and computer industries as well as filtration and acoustical applications for the home. Revenues for 2000 were $1.3 billion.

For more information visit the Foamex web site at http://www.foamex.com.


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